5
                 SMITH BARNEY/SALOMON FUNDS
 FORM OF AMENDED SHAREHOLDER SERVICES AND DISTRIBUTION PLAN


WHEREAS, the Board of Directors or Trustees of Smith Barney California Municipals Fund Inc. (Company), wishes to adopt this Amended Shareholder Services and Distribution Plan
(Plan) to replace the existing Shareholder Services and Distribution Plan adopted pursuant to Rule 12b-1 (the Rule) under the Investment Company Act of 1940, as amended (the 1940 Act) for each portfolio or series of the Company (each a Fund and collectively, the Funds) listed in Appendix A, as it may be amended from time to time, to be effective as of the date that Legg Mason Investor Services, LLC becomes distributor of that Fund;

NOW, THEREFORE, this Plan is adopted in accordance with the Rule with respect to those classes of shares (each a Class) of the Funds as listed in Appendix A, subject to the following terms and conditions:

  Section 1.  Annual Fee.

    (a) Service Fee for Class A shares. The Fund may pay to one or more principal underwriters, broker-dealers, financial intermediaries (which may include banks), and others that enter into a distribution, underwriting, selling or service agreement with respect to shares of a Fund or Class thereof (each of the foregoing a Servicing Party) a service fee, provided that the aggregate amount of all such payments with respect to Class A shares does not exceed an amount calculated at the annual rate set forth in Appendix A (the Class A Service Fee).

    (b) Service Fee for Class B shares. The Fund may pay to one or more Servicing Parties a service fee, provided that the aggregate amount of all such payments with respect to Class B shares does not exceed an amount calculated at the annual rate set forth in Appendix A (the Class B Service Fee).

    (c) Service Fee for Class C shares. The Fund may pay to one or more Servicing Parties a service fee, provided that the aggregate amount of all such payments with respect to Class C shares does not exceed an amount calculated at the rate set forth in Appendix A (the Class C Service Fee, and collectively with the
    Class  A  Service Fee and the Class B Service  Fee,  the
    Service Fees).

    (d) Distribution Fee for Class B shares. In addition to the Class B Service Fee, the Fund will pay the Servicing Party a distribution fee, provided that the aggregate amount of all such payments with respect to Class B shares does not exceed an amount calculated at the rate set forth in Appendix A (the Class B Distribution Fee).

    (e) Distribution Fee for Class C shares. In addition to the Class C Service Fee, the Fund will pay the Servicing Party a distribution fee, provided that the aggregate amount of all such payments with respect to Class C shares does not exceed an amount calculated at the rate set forth in Appendix A, (the Class C
    Distribution Fee and collectively with the Class B Distribution Fee, the Distribution Fees).


    (f)  Payment of Fees.  The Service Fees and Distribution
    Fees described above will be calculated daily and paid monthly by the Fund with respect to each Class as provided in Appendix A.

    The Company is authorized to engage in the activities listed herein either directly by a Servicing Party or through other entities. The Service Fees will be deemed to be service fees, and the Distribution Fees will be deemed to be asset-based sales charges, as provided in NASD Conduct Rule 2830, as amended or interpreted by the NASD.

  Section 2.  Expenses Covered by the Plan.

With respect to fees payable by each Class, the Service Fee and/or Distribution Fee for the Class may be used by a Servicing Party for expenses related to that Class, including without limitation: (a) costs of printing and distributing the Fund's prospectuses, statements of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to the Fund and reports for persons other than existing shareholders; (c) an allocation of overhead and other branch office distribution-related expenses of a Servicing Party; (d) payments made to, and expenses of, a Servicing Party's financial consultants, other broker-dealers, financial intermediaries and other persons who provide support or personal services to Fund shareholders in connection with the distribution of the Fund's shares, including but not limited to, office space, equipment, communication facilities, answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing services, sub-accounting and recordkeeping services (in excess of ordinary payments made to the Fund's transfer agent or other recordkeeper), obtaining shareholder information and providing information about the Fund, asset allocation services, compensating sales personnel, maintaining and servicing shareholder accounts (including the payment of a continuing fee to financial consultants); and (e) interest-related expenses, or the cost of capital associated with, the amount of the foregoing expenses that exceed the Distribution Fee for that Class and, in the case of Class B shares, any contingent deferred sales charges received by Servicing Party; provided, however, that (i) the Distribution Fee for a particular Class may be used by a Servicing Party to cover expenses primarily intended to result in the sale of shares of that Class, including, without limitation, payments to the financial consultants of the Servicing Party and other persons as compensation for the sale of the shares, (ii) the Service Fees are primarily intended to be used by a Servicing Party to pay for servicing shareholder accounts, which may include a continuing fee to financial consultants, which fee may begin to accrue immediately after the sale of such shares, and
(iii) a Servicing Party may retain portions of the Service Fees and/or Distribution Fees in excess of its expenses incurred.

It is recognized that a Fund's investment manager (Manager), principal underwriter, a Servicing Party, or an affiliate of the foregoing may use its management or advisory fee revenues, past profits or its resources from any other source, to make payment to a Servicing Party or any other entity with respect to any expenses incurred in connection with the distribution or marketing and sales of the Fund's shares, including the activities referred to above. Notwithstanding any language to the contrary contained herein, if any payments made by the Fund to its Manager or any affiliate thereof, including payments made from such Manager or affiliate's management or advisory fee or administrative fee or payments made for shareholder services should be deemed to be indirect financing of any activity primarily intended to result in the sale of Fund shares within the context of the Rule, to the extent permitted by applicable law, such payments are authorized by this Plan, and such payments are not limited by Section 1 above unless required by applicable law.

It is further recognized that the Fund will enter into normal and customary custodial, transfer agency, recordkeeping and dividend disbursing agency and other service provider arrangements, and make payments under the terms and conditions of those arrangements. These arrangements shall not ordinarily be deemed to be a part of this Plan.

  Section 3.  Sales Charges

It is understood that, under certain circumstances, as disclosed in the Fund's prospectus, an initial sales charge may be paid by investors who purchase Fund shares, and the Fund may pay to the Servicing Party, or the Fund may permit such persons to retain, as the case may be, such sales charge as full or partial compensation for their services in connection with the sale of Fund shares. It is also understood that, under certain circumstances, as disclosed in the Fund's prospectus, the Fund or the Servicing Party may impose certain deferred sales charges in connection with the repurchase of such Fund shares, and the Fund may pay to a Servicing Party, or the Fund may permit such persons to retain, as the case may be, all or any portion of such deferred sales charges.

  Section 4.  Approval by Shareholders.

Except to the extent that, in accordance with Section 8 below, this Plan amends an existing plan adopted pursuant to the Rule with respect to a Fund or Class, the Plan will not take effect, and no fee will be payable in accordance with
Section 1 of the Plan, with respect to a Class of a Fund until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of that Class. The Plan will be deemed to have been approved with respect to a Class of each Fund so long as a majority of the outstanding voting securities of that Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

  Section 5.  Approval by Board Members.

Neither the Plan nor any related agreements will take effect, with respect to a Class of a Fund, until approved by a majority vote of both (a) the Board of Directors or Trustees (Board) and (b) those Board members who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the Qualified Board Members), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

  Section 6.  Continuance of the Plan.

The Plan will continue in effect with respect to each Class until December 1, 2006 and thereafter for successive twelve-month periods with respect to each Class; provided, however, that such continuance is specifically approved at least annually by the Board members of the Company and by a majority of the Qualified Board Members in accordance with
Section 5.

  Section 7.  Termination.

The Plan may be terminated at any time with respect to a Class of a Fund (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class of such Fund or (ii) by a majority vote of the Qualified Board Members. The Plan may remain in effect with respect to a particular Class of a Fund even if the Plan has been terminated in accordance with this Section 7 with respect to any other Class of such Fund.

  Section 8.  Amendments.

The Plan may not be amended with respect to any Class so as to increase materially the amounts of the fees described in
Section 1, unless the amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Class. No material amendment to the Plan may be made unless approved by the Company's Board in the manner described in Section 5.

  Section 9.  Selection of Certain Board Members.

While the Plan is in effect, the Company shall comply with Rule 12b-1(c).

  Section 10.  Written Reports.

In each year during which the Plan remains in effect, the proper officers of the Fund will prepare and furnish to the Company's Board and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

  Section 11.  Preservation of Materials.

The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan.

  Section 12.  Meanings of Certain Terms.

As used in the Plan, the terms interested person and majority of the outstanding voting securities will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act, by the Securities and Exchange Commission (the Commission), or as interpreted by the Commission.

  Section 13.  Limitation of Liability

The Articles of Incorporation of the Company, amended from time to time, which is on file with the Secretary of State of Maryland, provides that to the fullest extent permitted by Maryland law, no Director or officer of the Company shall be personally liable to the Company or its stockholders for money damages, except to the extent such exemption from liability or limitation thereof is not permitted by the 1940 Act.

  Section 14.  Severability

The provisions of the Plan are severable for each Fund and Class covered by this Plan, and actions taken with respect to a Plan in conformity with the Rule will be taken separately for each such Fund or Class.

  Section 15.  Governing Law

This plan shall be governed by, and construed in accordance with, the laws of the State of New York.




                         APPENDIX A
         SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

                   As of December 1, 2005


                                Aggregate       Aggregate
Name of Fund   Name of Class   Service Fee1    Distribution
                                                   Fee1
Smith Barney         A            0.15%             --
California
Municipals
Fund Inc.

                     B            0.15%           0.50%
                     C            0.15%           0.55%



_______________________________
1 Expressed as an annual rate of the average daily net assets of the Fund attributable to that Class.